Exhibit 2

CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (this “Agreement”) is entered into as of March __, 2014 by and among Energy Focus, Inc., a Delaware corporation (the “Company”), and the party listed on the signature page hereto (the “Noteholder”).

Background

WHEREAS, the Noteholder holds a 5% Convertible Subordinated Promissory Note issued by the Company in the principal amount of $[________] (the “Note”), convertible into shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a conversion rate of one share of Common Stock for each $0.23 of principal and accrued and due but unpaid interest at the rate of 5% per annum through the conversion date; and

WHEREAS, in consideration of the Noteholder’s agreement to convert the Note on the Closing Date the Company will make additional quarterly interest payments on the original principal amount of the Note at a rate equal to five percent (5%) per annum until September 30, 2014.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

Agreement

1.     Conversion of Note; Change in Exercise Price. Subject to the terms and conditions set forth herein, effective as of March 31, 2014 (the “Closing Date”) all of the outstanding principal amount and interest accrued on the Note through the Closing Date will convert into the whole number of shares of the Company’s Common Stock, plus a cash payment in lieu of any fractional share, determined based on the Conversion Rate.

2.     Conversion to Common Stock and Termination of Note.

(a)     Contemporaneously with the execution of this Agreement, the Noteholder shall deliver to the Company the Notice of Conversion substantially in the form attached to the Note as Exhibit A, indicating the Noteholder’s desire to convert its Note in accordance with Section 4 of the Note.

(b)     On the Closing Date, the Noteholder shall deliver to the Company the Note or, if the original Note has been lost of destroyed, a completed and duly executed Affidavit of Lost Note in the form attached hereto as Exhibit B and, in exchange therefor, the Company shall issue and deliver to the Noteholder, or to such other party as directed by the Noteholder upon completion of documentation satisfactory to the Company (which documentation shall be deemed satisfactory to each holder of 5% Convertible Subordinated Promissory Notes who executes a Conversion Agreement), a certificate or certificates or other document evidencing the shares of Common Stock issued upon conversion as set forth in Section 1 of this Agreement and any cash payment in lieu of a fractional share, and upon receipt of such certificate or certificates or other document evidencing the shares of Common Stock by the Noteholder, the Note will be deemed paid in full and the accrued interest will be deemed satisfied, with no further obligations thereunder, and all rights of the Noteholder under the Note shall cease and the Noteholder shall be (a) deemed to be a holder of record of the shares of Common Stock of the Company into which the Note was converted and (b) entitled to the payments set forth in Section 3 hereof.

3.     Additional Payments. Commencing on the Closing Date and continuing until September 30, 2014, the Company shall make quarterly payments to the Noteholder in an amount equal to the quarterly interest payment paid by the Company immediately prior to the Closing Date under the terms of the Note (the “Additional Payments”). The Additional Payments shall be paid in arrears to the Noteholder on June 30, 2014 and September 30, 2014 by check or by wire transfer of immediately available funds to the Noteholder’s account at a bank specified by the Noteholder in writing to the Company from time to time.

4.     Representations of Noteholder. In connection with the transactions contemplated hereby, the Noteholder represents and warrants to the Company that:

(a)     The Noteholder has, and at the time immediately prior to the Closing Date, it will have, good and valid title to the Note, free and clear of all liens, security interests, encumbrances, equities and claims, with no defects of title whatsoever.

(b)     This Agreement has been duly authorized, executed and delivered by the Noteholder and constitutes a valid and binding agreement of the Noteholder enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c)     The execution and delivery of this Agreement by the Noteholder and the performance by the Noteholder of any obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to the Noteholder and (iii) will not violate or breach any contractual obligation to which the Noteholder is a party.

(d)     The Noteholder is acquiring the Common Stock for its own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, the Noteholder reserves the right to dispose of the Common Stock at any time in accordance with or pursuant to an effective registration statement covering such Common Stock or an available exemption under the Securities Act.

(e)     The Noteholder is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D, as promulgated under the Securities Act.

(f)     The Noteholder and its advisors, if any, (i) has had, and continues to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of the Company; (ii) has received or has been provided access to all material information concerning an investment in the Company; and (iii) has been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of, the officers, directors and representatives of the Company to the extent necessary to evaluate the merits and risks related to an investment in the Company represented by Common Stock.

(g)     As a result of the Noteholder’s study of the aforementioned information and Noteholder’s prior overall experience in financial matters, and the Noteholder’s familiarity with the nature of businesses such as the Company, the Noteholder is properly able to evaluate the capital structure of the Company, the business of the Company, and the risks inherent therein.

(h)     The Noteholder’s investment in the Company pursuant to this Common Stock is consistent, in both nature and amount, with the Noteholder’s overall investment program and financial condition.

(i)     The Noteholder’s financial condition is such that the Noteholder can afford to bear the economic risk of holding the Common Stock, and to suffer a complete loss of the Noteholder’s investment in the Company represented by the Common Stock.

5.     Representations of the Company. In connection with the transactions contemplated hereby, the Company represents and warrants to the Noteholder that:

(a)     The Company is a corporation duly organized and existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)     This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c)     The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement.

6.     Covenants. The Noteholder hereby covenants and agrees that:

(a)     The Noteholder will treat in confidence all confidential documents, materials and other information that it shall have obtained regarding the Company (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, the Noteholder will return to the Company all copies of nonpublic documents and materials which have been furnished in connection therewith or destroy such documents or materials with such destruction certified to the disclosing party. The obligation of the Noteholder to treat such documents, materials and other information in confidence shall not apply to any information that (i) the Noteholder can demonstrate was already lawfully in its possession prior to the disclosure thereof by the Company, (ii) is known to the public and did not become so known through any violation of a legal obligation, (iii) became known to the public through no fault of the Noteholder or (iv) the Noteholder is required to disclose any such information pursuant to judicial order or, in the opinion of counsel, pursuant to applicable law, provided that, with respect to disclosures made under this clause (iv), the Noteholder shall, to the extent permitted by law, provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or remedy is not obtained, the Noteholder shall furnish only that portion of the information that is legally required and shall disclose such information in a manner reasonably designed to preserve its confidential nature to the extent the receiving party may do so in compliance with the legal authority compelling such disclosure. To the extent applicable, if any material non-public information is disclosed, the Noteholder shall comply with all applicable securities laws and refrain from trading in the Company’s Common Stock until that material non-public information is publicly disseminated or no longer material. Without limiting the right of the Company to pursue all other legal and equitable rights available to it for violation of this Section 6(b) by the Noteholder, it is agreed that other remedies cannot fully compensate the Company for such a violation of this Section 6(b) and that the Company shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

7.     Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Noteholder:

At the address listed for the Noteholder on the signature page hereto.

To the Company:

Energy Focus, Inc.

32000 Aurora Road

Solon, Ohio 44321

Solon, OH 33607

Attention: Chief Executive Officer

Email: jtu@efoi.com

With a copy to (which shall not constitute notice):

Baker & Hostetler LLP

PNC Center, Suite 3200

1900 East 9th Street

Cleveland, OH 44114

Attention: Janet Spreen

Email: jspreen@bakerlaw.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

8.     Miscellaneous.

(a)     Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c)     Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e)     Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Noteholder and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f)     No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g)     Governing Law; Jurisdiction. The Agreement and all disputes arising out of or related to this agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

(h)     Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(i)     Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Noteholder and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(j)     Further Assurances. Each of the Company and the Noteholder shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(k)     Expenses. Each of the Company and the Noteholder shall bear their own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

ENERGY FOCUS, INC.

By:     _________________________________

Name: James Tu

Title: Chief Executive Officer

Noteholder (if an entity):

[ENTITY]

By: _____________________________________

Name:

Title:

Address:

_________________________________________

_________________________________________

_________________________________________

Noteholder (if an individual):

_____________________________________

Name:

Address:

_________________________________________

_________________________________________

_________________________________________

EXHIBIT A

NOTICE OF CONVERSION

[To be completed and signed only upon conversion of Note]

The undersigned, one of the Lenders of and a holder of the Note, along with all of the other Lenders and holders, hereby irrevocably elects to exercise the right to convert it into __________ shares of common stock of Energy Focus, Inc. in exchange for the full principal face amount of the Note.

(Name of Lender and holder of Note)

(Address of Lender and holder of Note)

(SSN or EIN of Lender and holder of Note)

Sign:
Date: ________ __, 2014	(Signature must conform in all respects to name of Lender shown on face of the Note)

EXHIBIT B

[NOTE: Please complete the first form if Noteholder is an entity and the second form if Noteholder is an individual.]

AFFIDAVIT OF LOST NOTE

[NAME OF PAYEE’S REPRESENTATIVE] (“Affiant”), in [his/her] capacity as [TITLE] on behalf of [PAYEE OF LOST NOTE] (“Payee”), being duly sworn, upon [his/her] oath, deposes and says:

1.     Payee is the true, lawful, present and sole legal and beneficial owner of that certain 5% Subordinated Convertible Note (the “Lost Note”), dated [DATE OF LOST NOTE], issued by Energy Focus, Inc., a Delaware corporation (“Maker”), in the initial principal amount of $[AMOUNT OF NOTE].

2.     Payee has caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Note, and believes that the Lost Note has been lost, mislaid, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced.

3.     Affiant represents that the Lost Note and any rights or interests therein were not endorsed, and have not been pledged, hypothecated, sold, delivered, deposited under any agreement, transferred or assigned, or disposed of in any manner by Payee or on its behalf. Neither Payee nor anyone on Payee’s behalf has signed any power of attorney, assignment or authorization respecting the Lost Note, which is now outstanding and in force. To the knowledge of Affiant, no person, firm, company, agency, government or other entity has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Note, or any rights or interests therein or proceeds thereof.

4.     Affiant hereby requests that, and confirms that this Affidavit of Lost Note is made for the purpose of inducing, Maker (i) to refuse to recognize any person other than Payee as the owner of the Lost Note, (ii) to refuse to make any payment called for by the Lost Note to any person other than Payee, (iii) to refuse to take any other action with respect to the Lost Note pursuant to the request or demand of any person other than Payee or its attorneys-in-fact and (iv) to issue, execute and deliver to Payee a replacement note in form and substance identical to the Lost Note in substitution for the Lost Note.

5.     Affiant confirms that in the event the Lost Note shall come into the possession or control of Payee or any of Payee’s agents, employees, representatives or assigns, the Lost Note shall be marked “CANCELLED” and shall be promptly delivered to Maker, without requiring any consideration therefor.

6.     Payee shall, in consideration of compliance with the foregoing request, indemnify and hold harmless and defend Maker, its stockholders, officers, directors and their respective successors and assigns, and any person now or hereafter acting as its transfer agent, registrar, trustee, depositary, redemption, fiscal or paying agent or in any other capacity, and any successor in any such capacity (collectively, the “Obligees”) from and against any and all liability, loss, damage and expense in connection with, or arising out of, their compliance with the request of Payee herein set forth, and further agrees to furnish to any Obligee, without any expense to such Obligee, a bond of indemnity, in such form and amount as such Obligee may reasonably require, with satisfactory surety or sureties, in the event Deponent’s obligation to indemnify such Obligee pursuant to this paragraph 6 should not at any time for any reason in the opinion of such Obligee afford sufficient protection.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I hereby execute this Affidavit on this _______________, 2014.

[NAME OF PAYEE ]
By:_____________________ Name: [NAME OF AFFIANT] Title: [TITLE OF AFFIANT]

Sworn to before me this ________________, 2014.
_____________________ Notary Public

AFFIDAVIT OF LOST NOTE

[NAME OF PAYEE OF LOST NOTE] (“Affiant”), being duly sworn, upon [his/her] oath, deposes and says:

7.     Affiant is the true, lawful, present and sole legal and beneficial owner of that certain 5% Subordinated Convertible Note (the “Lost Note”), dated [DATE OF LOST NOTE], issued by Energy Focus, Inc., a Delaware corporation (“Maker”), in the initial principal amount of $[AMOUNT OF NOTE].

8.     Affiant has conducted or caused to be conducted a thorough and diligent search and has failed to find or recover the Lost Note, and believes that the Lost Note has been lost, mislaid, stolen or destroyed at some time during the period between the date of issuance thereof and the date hereof, and cannot now be produced.

9.     Affiant represents that the Lost Note and any rights or interests therein were not endorsed, and have not been pledged, hypothecated, sold, delivered, deposited under any agreement, transferred or assigned, or disposed of in any manner by Affiant or on [his/her] behalf. Neither Affiant nor anyone on Affiant’s behalf has signed any power of attorney, assignment or authorization respecting the Lost Note, which is now outstanding and in force. To the knowledge of Affiant, no person, firm, company, agency, government or other entity has asserted any right, title, claim, equity or interest in, to, or respecting the Lost Note, or any rights or interests therein or proceeds thereof.

10.     Affiant hereby requests that, and confirms that this Affidavit of Lost Note is made for the purpose of inducing, Maker (i) to refuse to recognize any person other than Affiant as the owner of the Lost Note, (ii) to refuse to make any payment called for by the Lost Note to any person other than Affiant, (iii) to refuse to take any other action with respect to the Lost Note pursuant to the request or demand of any person other than Affiant or [his/her] attorneys-in-fact and (iv) to issue, execute and deliver to Affiant a replacement note in form and substance identical to the Lost Note in substitution for the Lost Note.

11.     Affiant confirms that in the event the Lost Note shall come into the possession or control of Payee or any of Payee’s agents, employees, representatives or assigns, the Lost Note shall be marked “CANCELLED” and shall be promptly delivered to Maker, without requiring any consideration therefor.

12.     Affiant shall, in consideration of compliance with the foregoing request, indemnify and hold harmless and defend Maker, its stockholders, officers, directors and their respective successors and assigns, and any person now or hereafter acting as its transfer agent, registrar, trustee, depositary, redemption, fiscal or paying agent or in any other capacity, and any successor in any such capacity (collectively, the “Obligees”) from and against any and all liability, loss, damage and expense in connection with, or arising out of, their compliance with the request of Affiant herein set forth, and further agrees to furnish to any Obligee, without any expense to such Obligee, a bond of indemnity, in such form and amount as such Obligee may reasonably require, with satisfactory surety or sureties, in the event Deponent’s obligation to indemnify such Obligee pursuant to this paragraph 6 should not at any time for any reason in the opinion of such Obligee afford sufficient protection.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, I hereby execute this Affidavit on this _______________, 2014.

_____________________ [NAME OF AFFIANT]

Sworn to before me this ________________, 2014.
_____________________ Notary Public

SCHEDULE OF PARTIES TO CONVERSION AGREEMENT

Name	Principal Amount	Shares Issued
Alessandro Family Trust	$50,000	217,391
Bright Horizon Partners, Inc.	$2,600,000	11,304,347
Eastern Overseas, Inc.	$250,000	1,086,957
Evergreen Materials LLC	$100,000	434,783
Hongwu Zhang	$100,000	434,783
Mario Cytrynbaum	$50,000	217,391
Prime Science & Technology, Inc.	$2,095,000	9,108,697
Scott DeSano	$600,000	2,608,696
Vittorio Viarengo	$50,000	217,391
William Cohen	$250,000	1,086,957
Total	$6,145,000	26,717,393